EXHIBIT  99.1
                                    AGREEMENT
                                    ---------

This Agreement is made this 22nd day of August 2003, by and between Internet Business's International, Inc. ("Seller") and DCM Enterprises, Inc. ("Buyer").

Buyer desires to obtain from Seller an alternative company from Seller since Ace Optics ceased operations immediately after the acquisitions of it by Buyer. In lieu of an alternative Company the Buyer and Seller agree that the balance of the DCME stock received by the Seller will be returned to the Buyer.
Therefore; Seller and Buyer are hereinafter agreed to according to them following terms below:

Term  of  Agreement;  Seller hereby agrees  to either return the balances of the
-------------------
stock (1,517,264 shares of DCME) received from Buyer within 6 months from date of agreement or provide a new Company of equal value to the Buyer. If new Company is presented to Buyer and is accepted by buyer then the following conditions will apply.

     1. Price Per Share for Determination of Equity; The minimum evaluation ---------------------------------------------- price of the Common
          Shares of DCME held by Seller covered by the Agreement shall be Fifty Cents ($.50) per share. This is equal to $760,000 for evaluation of equity for new Company sold to Buyer.

     2. Equity Difference Based if any for New Company; Equity difference if ------------------------------------------------ any will be paid to
          Buyer either in cash, note, Preferred Stock, or return of the difference in value with DCME stock based upon $.50 per share. The cash, issuance of note, Preferred Stock, and or return of DCME stock will be paid or issued after the 6th month from date of this agreement.

     3. Term of Note if Applicable; The notes value will be based upon the ------------------------------ equity difference of the new Company and the agreed value of the stock, which is $760,000, secured by the assets of the Seller. The note will be all due and payable within 18 months from date of this agreement. It will bear an interest rate of 5% per annum and accrued interest will be paid quarterly.

     4. Term of Preferred Stock if Applicable; The Preferred Stock will be ----------------------------------------- convertible into Common stock at the end of 12 months from date of issuance. The number of common share that are required to convert into the dollar value of the Preferred Stock will be based upon a ten day closing average of the price per share of that the common stock traded. The ten trading day average will be the ten trading days just prior to end of the 12 month term. The Preferred Stock will earn an interest rate of 5% per annum, with interest paid quarterly.

Representations of Seller and Buyer; Both Seller and Buyer represent and warrant
------------------------------------
that it has taken all corporate action and received all corporate authority required, including approval of its Board of Directors, to enter into this Agreement.

In  Case of Dispute The laws of the state Nevada will govern in case of dispute.
-------------------

        IN WITNESS WHEREOF, Seller and Buyer have duly executed this Agreement on the date and year first above set forth.

Seller                                              Buyer
Internet  Business's  International,  Inc.          DCM  Enterprises.  Inc.

By:/s/Albert  R.  Reda                              By:/s/  Matt  Sebal
Its:  CEO                                           Its:  President


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